Exhibit 10.54

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF TEXAS	)(
KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TITUS	)(

That, for TEN DOLLARS ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Frank W Cole, hereinafter referred to as “Assignor”, whose address is 6130 Spring Valley, Dallas, Texas 75254, hereby BARGAINS, SELLS, TRANSFERS, ASSIGNS and CONVEYS unto energytec.com, inc., a Nevada corporation, hereinafter referred to as “Assignee”, whose address is 14785 Preston Road, Suite 550, Dallas, Texas 75254 and to its successors and assigns, all of his interest in and to the leasehold estates or working interests created by those certain Oil and Gas Leases described in Exhibit “A”.

For the same consideration, Assignor does hereby BARGAIN, SELL, TRANSFER, ASSIGN and CONVEY unto Assignee, all of his interest in all equipment, personal property, fixtures and improvements located on, used in connection with or appurtenant to the leases described in Exhibit “A”. The interests in the equipment, personal property, and fixtures are transferred to Assignee “AS IS”, “WITH ALL FAULTS” AND IN THEIR PRESENT STATE OF CONDITION AND REPAIR AND ASSIGNOR EXPRESSLY NEGATES ANY IMPLIED WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, with respect to said interests in equipment, personal property and fixtures.

Assignor intends hereby to transfer and convey to Assignee, all of Assignor’s right, title and interest in and to the lands affected by the leases, including mineral and royalty interests, overriding royalty, net profits interests, production payments and any other economic interest owned by Assignor in the production of hydrocarbons and minerals therefrom; and interests in and to the pooling and unitization agreements, product purchase and sales contracts, leases, permits, rights-of way, easements, licenses, farmouts, options, and other beneficial contracts or instruments.

This assignment is subject to the terms and conditions of the original leases, all the intermediate assignments affecting the leases and to depth limitations, if any, with respect to the leases. As part of the consideration for this Assignment, Assignee assumes all responsibility for plugging the wells identified in Exhibit “A” in accordance with all the rules and regulations of the Railroad Commission of Texas.

TO HAVE AND TO HOLD the leasehold interests described in Exhibit “A” and the related properties and assets above described, unto Assignee, its successors and assigns, forever, without warranty either express or implied.

This instrument is executed this 3rd day of, January, 2002, but to be effective as of April 1, 2001, at 7:00 a.m.

/s/ Frank W Cole
Frank W Cole
“ASSIGNOR”

Page Two

Assignment to

Energytec, Inc.

EXHIBIT A

Jennie Belcher Lease:

Being all of the John W. Stephens Survey, Abstract No. 529, consisting of 160 acres, more or less, in Titus County, Texas. Being the same lands as shown on the lease from Jennie Belcher and husband, Jess Belcher, and John Allen Aldridge, a single person to E. C. Casey on January 2, 1955.

Adele Garbade Lease:

Being all of the James T. Smith Survey, Abstract No. 548, consisting of 160 acres of land, more or less, being the same land formerly owned by Adele Garbade, deceased, in Titus County, Texas.

MCELROY LEASE

Lots 3 and 4 of Block 27, Talco Townsite, M.V. Delgado Survey, A-158.

Being more fully described in the oil and gas lease from:

Vannie Jean Reichman, et al

To

Frank W Cole

Dated: February 1, 2000

Recorded Volume 1233 at Page 211, of the deeds and

Records of Titus County, Texas